Exhibit 10.1

MICHAEL H. MAGUSIAK
2010 EMPLOYMENT AGREEMENT

    This Michael H. Magusiak 2010 Employment Agreement ( “Agreement”) is executed as of the 23rd day of February, 2010, by and between MICHAEL H. MAGUSIAK (“Employee”) and CEC ENTERTAINMENT, INC., a Kansas corporation (“Company”).

RECITALS:

           WHEREAS, Employee and the Company have heretofore entered into an agreement whereby Employee is employed by the Company pursuant to certain terms and conditions; and

           WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has offered Employee continued employment in consideration for the compensation and the other benefits hereinafter set forth, and Employee is willing to continue in the employ of the Company on these terms;

           NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

           1.           Current Employment Agreement.  The Company and Employee heretofore entered into an employment agreement dated March 29, 2005, which was amended by an amendment dated December 17, 2007 (the “Current Employment Agreement”).  The term of the Current Employment Agreement expires on the last day of the fiscal year of the Company ending on or about December 31, 2010.  The Company and Employee hereby agree and affirm that the Current Employment Agreement shall be in full force and effect through February 23, 2010.

           2.           Term.  Following the expiration of the Current Employment Agreement, the Company employs Employee and Employee accepts employment from the Company upon the terms and conditions specified in this Agreement.  Subject to the provisions regarding termination set forth in Sections 16 and 17 hereof, the term of this Agreement shall begin as of February 23, 2010 (the “Effective Date”) and shall terminate on March 31, 2016 (the “Term”).

           3.           Basic Salary.  For services rendered by Employee under this Agreement, the Company shall pay Employee the “Basic Salary,” provided for in this Section 3, as follows:

    (a)    During the Term of Employee’s employment under this Agreement, Employee shall receive as Basic Salary the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) per year.  Payment of the Basic Salary shall be made at periodic times, no less frequently than monthly, in accordance with the Company’s normal payroll practices.  The Basic Salary may be increased in such amounts and on such dates as the Compensation Committee of the Board of Directors (the “Compensation Committee”) may determine from time to time.

    (b)    The Basic Salary provided for in this Section 3 shall be in addition to any other compensation and/or benefits provided to Employee (i) pursuant to this Agreement or (ii) otherwise at the discretion of the Compensation Committee, including, but not limited to, the annual bonus opportunity available to support center employees and officers of the Company at a level commensurate with his position as President and Chief Executive Officer of the Company.

    4.           Restricted Stock Grants.  During the Term of this Agreement, Employee shall be entitled to receive grants of Common Stock, par value $ .10 per share (“Common Stock”) of the Company pursuant to restricted stock or restricted stock unit awards (“Restricted Stock Awards”) in accordance with the terms of the Company’s Second Amended and Restated 2004 Restricted Stock Plan or any sucessor plan (the “Restricted Stock Plan”) in such number of shares and under such terms as may be determined by the Compensation Committee, in accordance with the terms of the Restricted Stock Plan.

    5.           Deferred Compensation.  Upon the earlier of (i) the date the Company terminates Employee’s employment for any reason, (ii) the end of the Term of this Agreement, (iii) the date Employee and the Company agree to terminate Employee’s employment due to a “Significant Medical Condition” (as hereinafter defined), or (iv) a “Change of Control” (as hereinafter defined), Employee shall be entitled to receive the sum of $250,000.00.  Said amount shall be paid to Employee (or his estate, if applicable) in cash in 10 equal installments, without interest, with the first such installment being paid within five (5) business days of his date of employment termination and each subsequent installment being paid on the anniversary of his date of employment termination.  If Employee voluntarily terminates his employment with the Company for any reason (other than due to a Significant Medical Condition as provided above) prior to a Change of Control, then Employee shall be entitled to receive an amount equal to $250,000 multiplied by a fraction whose numerator is the number of calendar days from the commencement of the Term of this Agreement to the date of such employment termination, and whose denominator is the total number of calendar days of the Term of this Agreement.  Said amount shall be paid to Employee in cash in $25,000 installments, without interest, with the first such installment being paid within five (5) business days of his date of employment termination and each subsequent installment of $25,000, or if less the remaining amount owed under this paragraph, being paid on the anniversary of his date of employment termination.

For all purposes of this Agreement, the date of Employee’s employment termination shall be the date of Employee’s “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations issued thereunder.

For purposes of this Agreement, “Significant Medical Condition” means a major medical event involving Employee that causes Employee and the Board of Directors of the Company mutually to agree that Employee should no longer be employed by the Company.

    6.           Severance Pay and Vesting of Restricted Stock.

    (a)           If the Company terminates the employment of Employee during the Term of this Agreement for any reason other than for Cause (as hereinafter defined) or pursuant to Section 17,

the Company shall pay Employee severance pay in the amount of Two Million Dollars ($2,000,000.00).  Such severance pay shall be paid to Employee in cash in a lump sum within five (5) business days of his date of employment termination.

    (b)           If Company terminates Employee’s employment for any reason (including death or disability), if Employee's employment is terminated due to a Significant Medical Condition during the Term of this Agreement or if there is a Change of Control, any Restricted Stock Awards granted to Employee pursuant to the Restricted Stock Plan as provided in Section 4 that otherwise are not vested shall become immediately vested at Employee’s termination of employment if they were granted at least one year prior to Employee’s termination of employment, subject to any requirements of the Restricted Stock Plan and satisfaction of any applicable performance-based criteria.

    (c)           For purposes of this Agreement, “Cause” shall mean (a) Employee’s conviction of, or entry by Employee of a guilty plea to, a felony involving dishonesty or theft under any laws of the U.S. or any state thereof, (b) Employee’s conduct that amounts to fraud or embezzlement against the Company (intending to result in personal enrichment and constituting a criminal offense for which Employee is convicted or enters a guilty plea), (c) Employee’s willful breach of the provisions of Section 11 of this Agreement.  For purposes of clause (c) of this definition, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s act, or failure to act, was in the best interests of the Company.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors Employee was guilty of conduct set forth above in clause (a), (b) or (c)  of the first sentence of this definition, and specifying the particulars thereof in detail.

    7.      Change of Control.

If, following a “Change of Control” and during the Term of this Agreement, the Company terminates Employee’s employment for any reason or Employee voluntarily terminates his employment with the Company within one year after such Change of Control, then the Company shall pay Employee in cash in a lump sum the amount of Three Million Dollars ($3,000,000.00) within five (5) business days of the date of Employee's termination of employment.

If Company terminates Employee’s employment for any reason prior to the date on which a Change of Control occurs (whether or not the Change of Control ever occurs), and such termination either (1) was at the request or direction of a person who has entered into an agreement with the Company, the consummation of which would constitute a Change of Control, or (2) was otherwise in connection with or in anticipation of a Change of Control (whether or not the Change of Control ever occurs), then for all purposes hereof, such termination shall be deemed to have occurred immediately following a Change of Control.

For purposes of this Agreement, a “Change of Control” means any of the following: (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the individuals (the “Continuing Directors”) who were members of the Board of Directors for the immediately preceding two (2) years (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such a period); (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and any successor statute) of an aggregate of 30% of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, and any successor statute) who beneficially owned less than 15% of the voting power of the Company’s outstanding voting securities on the effective date of the Company’s Restricted Stock Plan, or the acquisition of beneficial ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company’s outstanding voting securities on the effective date of the Company’s Restricted Stock Plan, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquirer is (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (B) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (C) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

           8.           Expenses.  Subject to the rules and procedures the Company may specify from time to time, the Company shall reimburse Employee for all reasonable business expenses incurred by Employee on behalf of the Company during the Term of this Agreement and as identified in the Company’s rules and procedures regarding reimbursement of business expenses, which are incorporated herein by reference.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred.

    9.         Automobile.  Employer shall pay to Employee the sum of Two Thousand Dollars ($2,000.00) per month (subject to adjustment from time to time in direct proportion to generally applicable adjustments by the Company to its automobile allowances) to reimburse Employee for the use of Employee’s automobile in the performance of his duties under this Agreement, and the Company shall further pay directly or by reimbursement to Employee One Thousand Dollars ($1,000.00) annually, or such other amount as the Company and Employee may from time to time agree, toward the premiums upon a policy of collision and liability insurance covering such automobile.  Payment or reimbursement of such insurance premiums during the Term of this Agreement shall be made on or before the last day of the calendar year following the calendar year in which the premiums are due, and such payment or reimbursement during a calendar year shall not affect the premiums eligible for payment or reimbursement in any other calendar year.  All other cost and expenses incurred in the operation and maintenance of Employee’s automobile, including but not limited to the cost of all fuel, oil, maintenance and repairs, shall be paid solely by Employee.

           10.         Duties of Employee.  In accepting continued employment by the Company, Employee agrees to continue the responsibility, subject to the general direction and control of the Board of Directors, of performing for and on behalf of the Company the duties of President and Chief Executive Officer of the Company, including formulation of the policies and administration of the Company’s affairs, and such other duties as are normally associated with and inherent in such capacity.  Employee shall have authority to hire the staff necessary to accomplish the Company’s goals.  In addition, if requested, Employee shall serve as Chairman of the Board of Directors, without additional compensation, and Employee shall serve as an employee, officer and/or director of any affiliates of the Company without additional compensation, although such affiliates may assume some or all of the payments due to Employee hereunder.

           11.         Exclusive Service.  Employee shall devote substantially his full time and attention to rendering services to the Company, provided that Employee may make and manage his personal passive investments.  During the Term of this Agreement, other than as an employee, officer and/or director of an affiliate of the Company, Employee shall not be employed by any other person or engage in any other business or occupation; provided that Employee may engage in the business of making and managing his personal passive investments.

           12.         Medical and Disability Insurance.  The Company shall provide Employee and his family with insurance coverage and/or cost reimbursement benefits which provide for 100% of the health, medical, hospitalization, prescription drug and dental costs and expenses incurred by or on behalf of Employee and his Family, whether through existing insurance and/or reimbursement plans covering the Company’s employees or if only a portion of the benefit coverage described above can be provided through such existing insurance and/or reimbursement plans, the Company shall have the obligation to provide the remaining portion through special plans relating specifically to Employee, including plans requiring the Company to provide all or part of the remaining portion. To the extent provision of such insurance coverage or cost reimbursement benefits during the Term of this Agreement are taxable to Employee, the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided in any other calendar year, unless the insurance coverage or cost reimbursement benefits provide for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which such arrangement remains in effect.  To the extent the Company directly provides to Employee any cost reimbursement benefits, payment of such benefits shall be made on or before the last day of the calendar year following the calendar year in which such costs are incurred. For purposes of this Agreement, Employee’s “Family” shall include his spouse, as well as his children until such time that his children are no longer eligible for coverage under the health insurance plans covering the Company’s employees or until they become covered under a policy or plan provided by their employer which provides substantially similar coverage and benefits.

           The Company shall also take the necessary action to (a) include Employee under a Company sponsored disability plan for executives, (b) acquire a specific disability insurance policy for Employee and/or (c) assist Employee in acquiring or paying for a disability plan or insurance policy, which action results in Employee having coverage providing total disability income benefits of at least 50% of Employee’s Basic Salary which benefits will be payable if Employee became disabled until he attains age 65. To the extent the Company provides such disability insurance coverage during the Term of this Agreement, the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided, in any other calendar year.  To the extent the Company reimburses Employee or pays on Employee’s behalf for such disability insurance coverage, payment or reimbursement  of such insurance premiums shall be made on or before the last day of the calendar year following the calendar year in which the premiums are due, and such payment or reimbursement during a calendar year shall not affect the premiums eligible for payment or reimbursement in any other calendar year.  If only a portion of the disability income benefits described above can be provided by insurance policies or plans, the Company shall have the obligation to provide the remaining portion.  To the extent the Company directly provides any disability income benefits which can only be provided in part by insurance policies or plans, the payment of said benefits shall be made monthly only upon a disability as defined in said insurance policies or plans, provided that the definition of disability applied under such disability insurance policies or plans otherwise complies with the requirements of Section 1.409A-3(i)(4) of the Final Regulations under Section 409A of the Code.

           13.         Continuation of Medical Benefit Coverage.

    (a)           If the Company terminates Employee’s employment for any reason, including a termination due to the expiration of the Term of this Agreement, or if Employee's employment is terminated due to a Significant Medical Condition, or if Employee dies or becomes disabled before the expiration of the Term of this Agreement, or if a Change of Control occurs, the Company shall provide Employee and his Family the health, medical, hospitalization, prescription drug and dental insurance coverage and/or cost reimbursement benefits set forth in Section 12 hereof, for a period not to exceed the earlier of (i) ten (10) years from the date of termination of employment (or death, disability or Significant Medical Condition) or (ii) the date on which Employee and his Family become covered under a policy or plan paid for by a new employer of Employee providing substantially similar coverage and benefits.

    (b)           If Employee terminates his employment for any reason, other than due to a Significant Medical Condition, then the Company shall provide Employee and his Family the health, medical, hospitalization, prescription drug and dental insurance coverage and/or cost reimbursement benefits set forth in Section 12 hereof, for a period not to exceed the earlier of (i) a number of years from the date of such termination of employment equal to the sum of (A) five (5) years, plus (B) five (5) years multiplied by a fraction whose numerator is the number of calendar days from the commencement of the Term of this Agreement to the date of such employment termination, and whose denominator is the total number of calendar days of the Term of this Agreement, or (ii) the date on which Employee and his Family become covered under a policy or plan paid for by a new employer of Employee providing substantially similar coverage and benefits.

    (c)           In the event Employee’s employment terminates and this Section 13 becomes effective, and thereafter Employee dies while the benefits provided herein are still in effect, such benefits shall continue for Employee’s Family until (i) ten (10) years have passed following his termination of employment or disability if employment terminated in accordance with (a) above, or (ii) (A) five (5) years, plus (B) five (5) years multiplied by a fraction whose numerator is the number of calendar days from the commencement of the Term of this Agreement to the date of such employment termination, and whose denominator is the total number of calendar days of the Term of this Agreement, have passed from the date of termination of employment if employment terminated in accordance with (b) above.  The benefits set forth under this Section 13 shall be provided in addition to any other payments, benefits or compensation, if any, to which Employee, his estate of his designated beneficiary is entitled due to his termination of employment as set forth in this Agreement.  To the extent provision of such insurance coverage or cost reimbursement benefits are taxable to Employee and/or his Family and the provision of such benefits extend beyond the applicable period of time during which Employee would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under the Company’s group health plan pursuant to Section 4980B of the Code ( the “COBRA period”), (i) the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided in any other calendar year, unless the insurance coverage or cost reimbursement benefits provide for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which such arrangement remains in effect, and (ii) to the extent the Company directly provides to Employee any cost reimbursement benefits, payment of such benefits shall be made on or before the last day of the calendar year following the calendar year in which such costs are incurred.

           14.          Life Insurance.  The Company shall maintain and pay the premiums on one or more life insurance policies on Employee’s life, which may include insurance on Employee’s life under any group term life insurance plan maintained from time to time by the Company for its employees.  The aggregate face amount(s) of such policy or policies shall be at least Five Hundred Thousand Dollars ($500,000.00).  To the extent provision of such insurance coverage during the Term of this Agreement is taxable to Employee, the provision of such in-kind benefits during a calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

    Any policy of insurance or certificate of insurance under a group term policy maintained by the Company to provide the death benefits described pursuant to this Section 14 shall be owned by the Company, and Employee (or his assignee) shall have the sole right to designate the beneficiary or beneficiaries of the proceeds payable thereunder upon the death of Employee.

           15.          Vacation and Days Off.  Employee may take reasonable vacations and days off agreeable to the Company and Employee; provided, however, that Employee shall be entitled to at least five (5) weeks of paid vacation per calendar year, which Employee may use at any time during each year, and to the extent not used, during a subsequent calendar year.

    16.         Termination After Notice.  Either Employee or the Company may terminate the employment of Employee at any time during the Term of this Agreement upon at least ninety (90) calendar days’ prior written notice, and for the purposes of said Section 18, except as otherwise provided in Section 7, the “Termination Date” shall be the effective date of termination set forth in the ninety (90) calendar days prior written notice referred to in the preceding sentence, but in no event shall said effective date of termination be later than one hundred twenty (120) calendar days following the giving of such written notice.

    17.        Termination Upon Death, Disability or Significant Medical Condition.

           (a)          Upon the termination of Employee’s employment due to the death of Employee, the Company shall pay to the estate of Employee certain compensation that otherwise would have been payable to Employee, as provided in Section 18 hereof, and for the purposes of said section, the “Termination Date” shall be the date of Employee’s death.  Employee shall not be entitled to the severance payment described in Section 6 if his employment is terminated by death; provided, however, if the ninety (90) calendar days prior written notice of termination has been given by the Company, as described in Section 16, but Employee dies prior to the effective date of termination set forth in said notice and Employee otherwise would have been entitled to the severance payment in accordance with Section 6(a) had he survived, then his estate shall be paid such severance payment.

           (b)          (i)           During any period of disability, illness or incapacity during the Term of this Agreement, which renders Employee temporarily unable to perform the services required under this Agreement, Employee shall continue to receive the compensation payable under this Agreement.  Employee’s employment under this Agreement may be terminated as provided below upon Employee’s permanent disability (as defined below).

      (ii)           Employee shall be deemed to have suffered “permanent disability” if Employee is unable by reason of any medically determined physical or mental impairment to perform the duties required of him under this Agreement for a period of one hundred eighty (180) consecutive calendar days in any twelve-month period.  Periods of disability arising from unrelated causes shall not be combined.  Upon a determination of permanent disability, the Board of Directors may terminate Employee’s employment upon thirty (30) calendar days’ prior written notice.  In the event of such termination, the

      (iii)           Company shall pay to Employee certain compensation that would otherwise have been payable to Employee, as provided in Section 18, and for the purposes of said Section, the “Termination Date” shall be the effective date of termination following the Company’s notice under the preceding sentence, but Employee shall not be entitled to the severance payment described in Section 6 in such event of termination.

    (c)         Upon the termination of Employee’s employment due to a Significant Medical Condition, the Company shall pay to Employee certain compensation that would otherwise have been payable to Employee, as provided in Section 18 hereof, and for the purposes of said section, the “Termination Date” shall be the date mutually agreed upon by Employee and the Board of Directors as the date of termination of Employee’s employment.  Employee shall not be entitled to the severance payment described in Section 6 if his employment is terminated due to a Significant Medical Condition; provided, however, if the ninety (90) calendar days prior written notice of termination has been given by the Company, as described in Section 16, but Employee incurs a Significant Medical Condition prior to the effective date of termination set forth in said notice and Employee otherwise would have been entitled to the severance payment in accordance with Section 6(a), then Employee shall be paid such severance payment.

    18.        Payments Due Upon Termination of Employee’s Employment.

    (a)         In the event of termination of Employee’s employment under this Agreement pursuant to Sections 16 or 17 hereof, the Company shall pay Employee or his estate, as the case may be, the following payments or other items of compensation, for which purpose the “Termination Date” shall be the Termination Date specified in Sections 7, 16 or 17 hereof, whichever is applicable:

     (i)           Basic Salary that would otherwise have been payable to Employee under Section 3(a) hereof through the Termination Date;

      (ii)           all payments, if any, payable pursuant to Sections 5, 6 and 7 hereof.

    (b)           Notwithstanding any provisions of this Agreement to the contrary, to the extent (i) any payments to which Employee becomes entitled under this Agreement, constitute deferred compensation subject to Section 409A of the Code, and (ii) Employee is deemed at the time of such termination of employment to be a "specified employee" as defined in §1.409A-1(i) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto, then such payment or payments shall not be made or commence until the earliest of the expiration of the six (6) month period measured from the date of Employee's termination of employment (or, if earlier, the date of death of Employee).

    19.        Waiver of Breach.  The waiver by the Company of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach of Employee.

           20.         Binding Effect: Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, whether by reason of merger, consolidation, acquisition or other business combination, or otherwise.  This Agreement is a personal employment contract that may not be sold, assigned, transferred or pledged as collateral by Employee.

           21.         Invalid Provisions.  It is understood and agreed that in the event any paragraph, provision or clause of this Agreement or any combination thereof is found to be unenforceable at law, in equity, or under any presently existing or hereafter enacted legislation, regulation or order of the United States, any state of subdivision thereof or any municipality, those findings shall not in any way affect the other paragraphs, provisions or clauses in this Agreement, which shall continue in full force and effect.

           22.         Performance.  This Agreement shall be performed in Dallas, County, Texas.

           23.         Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

           24.         Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, except to the extent that provisions of the Current Employment Agreement are expressly stated herein to be effective.  This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

           25.         Headings.  The headings contained in this Agreement are for reference purposed only and shall not affect the meaning or interpretation of this Agreement.

           26.         Notice.  Any notice required or permitted to be given under this Agreement to the Company shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the registered office of the Company.  Any notice required or permitted to be given under this Agreement to Employee shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested to Employee at his last known address.  Employee shall be solely responsible for notifying the Company of his address on the date of this Agreement and all subsequent changes of address.

    27.        Gender.  When the context in which words are used in this Agreement indicate that such is the intent, words in the singular number shall include the plural and vice versa and words in the masculine gender shall include the feminine and neuter genders and vice versa.

           IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date and year first above written.

COMPANY:
CEC ENTERTAINMENT, INC.
By: /s/ Richard M. Frank
Richard M. Frank
Executive Chairman
EMPLOYEE:
/s/ Michael H. Magusiak
Michael H. Magusiak